Exhibit 99.1

Gamida Cell Announces Appointment of Anat Cohen-Dayag and

Naama Halevi-Davidov to its Board of Directors

Boston, Mass. – January 31, 2022 – Gamida Cell Ltd. (Nasdaq: GMDA), an advanced cell therapy company committed to cures for cancer and other serious diseases, today announced the addition of Anat Cohen-Dayag, Ph.D., and Naama Halevi-Davidov, Ph.D., to its Board of Directors as Class II Directors.

“We are very excited to be adding these accomplished leaders to our Board as we continue to advance our robust pipeline of advanced cell therapies,” said Julian Adams, Ph.D., Chief Executive Officer of Gamida Cell. “Anat and Naama’s expertise further strengthens the scientific and financial capabilities on our board, which is crucial to our mission to create cures for people living with serious diseases.”

Dr. Anat Cohen-Dayag has over 25 years of experience in the biotech industry, both in R&D and executive leadership roles. Dr. Cohen-Dayag is President and Chief Executive Officer and a member of the Board of Directors of Compugen Ltd. Under her leadership, Compugen transformed from a service provider in the field of computational biology to a therapeutic discovery and development company advancing an innovative immuno-oncology pipeline originating from the company’s computational discovery platforms. Prior to Compugen, Dr. Cohen-Dayag served as Head of R&D and was a member of the executive management team of Mindsense Biosystems Ltd. Dr. Cohen-Dayag holds a B.Sc. in Biology from Ben-Gurion University, and an M.Sc. in Chemical Immunology and a Ph.D. in Cellular Biology, both from the Weizmann Institute of Science.

Dr. Naama Halevi-Davidov has over 25 years of financial experience in the technology sector, holding various executive leadership roles. Dr. Halevi-Davidov served as Chief Financial Officer of Kaltura, Inc., a global software company from 2012 through 2017. Dr. Halevi-Davidov’s leadership saw the company through its global expansion, raising over $100M in funding, overseeing acquisitions, and managing revenue growth from zero to tens of millions of dollars. In recent years, Dr. Halevi-Davidov has served as a strategic financial advisor to a number of growing Hi-tech companies, including Healthy IO Ltd., a digital healthcare company and Joytunes Ltd., a wellbeing education app. Dr. Halevi-Davidov now serves on the Board of Kaltura, Inc. (Nasdaq: KLTR), is Chair of the Compensation Committee and a member of the Company’s Audit Committee. Dr. Halevi-Davidov is a Certified Public Accountant in Israel. She received a Ph.D. in Strategy, a Master’s in Business Administration and a Bachelor of Arts in Accounting and Economics all from Tel Aviv University.

About Gamida Cell

Gamida Cell is pioneering a diverse immunotherapy pipeline of potentially curative cell therapies for patients with solid tumor and blood cancers and other serious blood diseases. We apply a proprietary expansion platform leveraging the properties of NAM to allogeneic cell sources including umbilical cord blood-derived cells and NK cells to create therapies with potential to redefine standards of care. These include omidubicel, an investigational product with potential as a life-saving alternative for patients in need of bone marrow transplant, and a line of modified and unmodified NAM-enabled NK cells targeted at solid tumor and hematological malignancies. For additional information, please visit www.gamida-cell.com or follow Gamida Cell on LinkedIn, Twitter, Facebook or Instagram at @GamidaCellTx.

Contacts

For investors:

Courtney Turiano

Stern Investor Relations, Inc.

Courtney.Turiano@sternir.com

1-212-362-1200

For media:

Rhiannon Jeselonis

Ten Bridge Communications

rhiannon@tenbridgecommunications.com

1-978-417-1946